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JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

CORPORATE PARTICIPANTS

Scott Zuehlke Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

George Wilson Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Steven Ramsey Thompson Research Group, LLC - Analyst

Julio Romero Sidoti & Company, LLC - Analyst

Adam Thalhimer Thompson, Davis & Co, Inc. - Analyst

PRESENTATION

Operator

Good day, and thank you for standing by. Welcome to the Q2 2024 Quanex Building Products Corporation Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded.

I would now like to turn the conference over to your speaker, Scott Zuehlke, Senior Vice President, CFO, and Treasurer. Your line is open. You may begin.

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

Thanks for joining the call this morning. On the call with me today is George Wilson, our Chairman, President and CEO.

This conference call will contain forward-looking statements and some discussion of non-GAAP measures. Forward-looking statements and guidance discussed on this call and in our earnings release are based on current expectations. Actual results or events may differ materially from such statements and guidance and Quanex undertakes no obligation to update or revise any forward-looking statement to reflect new information or events. For a more detailed description of our forward-looking statement disclaimer, and reconciliation of non-GAAP measures to the most directly comparable GAAP measures, please see our earnings release issued yesterday and posted to our website.

I'll now turn the call over to George for his prepared remarks.

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Thanks, Scott, and good morning to everyone joining the call. I am pleased with our performance during our fiscal second quarter. Quanex's operational model has proven to be highly resilient in both peak and soft demand environments, as we continue to achieve profitable growth.

Despite a lower volume environment compared to the prior year period and some index pricing pressures in North America, the Quanex team continues to perform well and offer best-in-class service to our customers. Additionally, we are also investing in opportunities to expand our customer base and product portfolio. Our previously announced acquisition of Tyman underscores our commitment to bringing even more value to customers around the world.

Now, I'd like to take a moment to discuss the macroeconomic factors impacting our businesses. Globally, we are observing a return to a more typical seasonal build and demand pattern across all of our products. Volume has increased each quarter as expected, and we anticipate this quarterly ramp-up to continue.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

In North America, there is a sense of optimism regarding improvements in both new construction and repair and replacement models. We anticipate that when the Federal Reserve does take action to lower interest rates, demand for our products will increase as consumers gain confidence and allocate more funds to housing expenditures. We anticipate that this shift will occur in the latter half of the 2024 calendar year with a more pronounced impact in 2025. However, since our full year guidance does not hinge on significant Federal Reserve movements, any short-term changes would represent an upside for Quanex.

Conversely, in Europe, market dynamics pose a very good challenge. Both the UK and continental European markets have experienced significant softness. We anticipate that market improvements in Europe will lag behind North America due to ongoing geopolitical conflict, sustained pressure on energy costs, and various governmental elections.

Despite these market challenges in Europe, our performance over the past two years demonstrates that the Quanex operating model can swiftly adapt to drive favorable outcomes. Our operational flexibility coupled with our scale and sourcing initiatives have enabled us to maintain a robust margin profile and consistently deliver world class service and quality products to our customers. Considering these factors, along with the feedback that we have received from our customers and our proven ability to manage controllable variables, we feel confident in reaffirming our full year guidance and we continue to expect another year of strong results from Quanex's performance.

Before, I turn the call over to Scott, I'd like to provide a brief update on our pending acquisition of Tyman. We continue to work toward the completion of this value-accretive transaction, which will create a comprehensive solutions provider in the building products industry. We commenced mailing of our us proxy statement this week and expect to publish the UK scheme document shortly. In addition, the regulatory agencies have received all necessary filings. So we're confident in our path to close and remain on track to close in the second half of calendar year 2024. As a result, shareholder meetings are scheduled for July 12.

As we progress our integration planning, we remain excited about the transformative potential that this combination offers. We are confident the combination of Quanex and Tyman will accelerate our journey to becoming bigger and creating a leading supplier of building products with a more diverse geographic footprint, product offering, and customer base.

I'll now turn the call over to Scott, who will discuss our financial results in more detail.

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

Thanks, George. On a consolidated basis, we reported net sales of $266.2 million during the second quarter of 2024, which represents a decrease of 2.7% compared to $273.5 million during the second quarter of 2023. The decrease was mostly attributable to softer market demand in our European fenestration and North American cabinet components segments.

Net income decreased to $15.4 million, or $0.46 per diluted share for the three months ended April 30, 2024, compared to $21.5 million, or $0.65 per diluted share for the three months ended April 30, 2023. After adjusting for one-time items, net income increased slightly to $21.8 million or $0.66 per diluted share for the quarter, compared to $21.7 million, or $0.66 per diluted share for the same period of last year.

On an adjusted basis, EBITDA for the quarter increased modestly to $40 million compared to $39.9 million during the same period of last year. However, we were able to realize margin expansion of approximately 40 basis points on a consolidated basis. The increase in adjusted earnings for the three months ended April 30, 2024, was largely due to a decline in raw material costs, lower income tax expense and lower interest expense.

Now for results by operating segment. We generated net sales of $159.8 million in our North American fenestration segment for the second quarter of 2024, which represents an increase of 1.8% compared to $157 million in the second quarter of 2023, primarily due to improved volume. We estimate that volumes in this segment increased by approximately 2% year-over-year with relatively flat pricing. Adjusted EBITDA increased by 16.7% to $23.8 million in this segment compared to $20.4 million for the same period of 2023.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

Our European fenestration segment generated revenue of $56.6 million in the second quarter, which represents a decrease of approximately 10.4% compared to the second quarter of 2023 after adjusting for the foreign exchange impact. We estimate that volumes declined by about 10% year-over-year in this segment with pricing down about 3% and positive foreign exchange translation impact of 1%.

Adjusted EBITDA decreased and came in at $13 million for the quarter compared to $14.9 million in the second quarter of 2023. We generated net sales of $51.1 million in our North American Cabinet Components segment during the quarter, which was 4.6% lower than prior year. This decrease was driven by lower volumes and lower index pricing for hardwoods. We estimate that volumes declined by approximately 1% in this segment year-over-year with the remainder of the revenue decline versus Q2 of 2023 due to a decrease in price largely related to index pricing tied to the decline in hardwood costs.

Adjusted EBITDA increased by 24% to $5 million for the second quarter compared to $4 million in the second quarter of 2023. Positive operational execution and cost control were the drivers for the 240 basis points of margin expansion in this segment.

Moving on to cash flow in the balance sheet. Cash provided by operating activities was $36.9 million for the second quarter of 2024 compared to $38.5 million for the second quarter of 2023. Free cash flow decreased slightly for the quarter, mainly due to higher CapEx spend compared to the second quarter of last year.

Our balance sheet continues to be strong, our liquidity keeps improving, and our leverage ratio of net debt to last 12 months adjusted EBITDA was zero times as of April 30, 2024 or said another way, we are net debt free. We were able to repay $10 million of debt during Q2 and we have no outstanding draws on our revolver.

As referenced in the earnings release based on year-to-date results, conversations with our customers, recent demand trends, and the latest macro data, we are reaffirming net sales guidance of approximately $1.1 billion and adjusted EBITDA guidance of $145 million to $150 million for fiscal 2024. From a cadence perspective, for the third quarter of this year versus the second quarter of this year, we expect revenue to be up 4% to 6% on a consolidated basis.

By segment for the third quarter of this year compared to the second quarter of this year, we expect revenue to be up 6% to 8% in our North American fenestration segment, up 4% to 6% in our European fenestration segment, and down 1% to 3% in our North American cabinet component segment. On a consolidated basis, the adjusted EBITDA margin is expected to be flat to down 25 basis points in the third quarter of 2024, again compared to the second quarter of this year.

Operator, we are now ready to take questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Steven Ramsey, Thompson Research Group.

Steven Ramsey - Thompson Research Group, LLC - Analyst

Maybe to start with US non-fenestration sales showed solid growth. So maybe two questions on that. 2H sales were better than 1H for seasonality, it appears. But would you expect that to be the case again in FY24 as it was in FY23? And then secondly, higher level, what is driving the strength in US non-fenestration sales, and do you have a line of sight for that to continue over the long term?

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Yeah. We've been very, very pleased with the growth in our non-fenestration, and it's been an initiative that we've been working on for a long period of time. You've got really three or four main pieces that have really contributed to that. You've got our solar sealant products that we continue to develop and work on, and that market continues to grow. The vinyl fencing business, which has been a nice segue for us to continue to utilize our vinyl extrusion assets.

We do a lot of flashing tapes, butyl lamination of house wraps, and flashing tapes. And then finally some of the markets of our mixing business, the QCM goes into for businesses and segments that are outside of the fenestration. So we feel very optimistic about the continued growth in that. And we've spent a lot of time and resources and that is obviously in our stated strategy, a big piece of our growth on a go-forward basis. We're investing a lot of resources and we're happy with the progress.

Steven Ramsey - Thompson Research Group, LLC - Analyst

Excellent. And then wanted to hold in on cabinet margin very strong. Can you talk about the plant closure, what that should do strategically and financially for you in the coming 12 months?

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Well, in terms of the plant closure, just real quick. It has nothing to do with our cabinet segment, that was a plant that we are closing in our vinyl extrusion business. That was more of a rightsizing of our capacity. So we haven't announced any closings. Now, as it relates to margins within the cabinet business, extremely pleased again, this has been a lot of hard work and buildup.

Our operational teams continue to work tirelessly for finding opportunities to push on our continuous improvement efforts and working with our sourcing teams to stay ahead of the index pricing mechanisms that we have. Listen, it's as expected and we're really proud of what the operational teams in our cabinet segment have done and see no reason why any of that will go away. We're very pleased with the work that they've done.

Steven Ramsey - Thompson Research Group, LLC - Analyst

Excellent. Then last quick one for me, your outlook is unchanged, and you said customer conversations. As always, we're a contributor to your outlook. Can you share some color on what they're telling you? It seems that the broader housing outlook may have downshifted a bit in recent months for rate expectations pressuring second-half sentiment. So curious what your customers are telling you and how that aligns or does not align with to make that step broad sentiment?

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

I think it's mixed and there's obviously regional play that comes into effect. I think you see a lot of the larger nationals still are very optimistic on the outlook and are very aligned. I think you'll continue to see consolidation in our customer base, and you've seen some of that over the last few quarters. I wouldn't use the term cautiously optimistic again. I think everyone is fully aligned on the fact that the macro indicators suggest that the housing market and the repair and replacement market is due to expand.

Just needs that a little bit more positive consumer confidence. And at some point, we will see the Fed make a move. Obviously, the jobs report today, there will be people that have different opinions on that, but most of our customers that we've talked to are still pretty optimistic that things are going to start to improve towards the end of this year and into next year, and that hasn't wavered.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

Steven Ramsey - Thompson Research Group, LLC - Analyst

That's great. Thank you.

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Thank you.

Operator

Julio Romero, Sidoti & Company.

Julio Romero - Sidoti & Company, LLC - Analyst

My first question is on Europe. Can you maybe expand on what is the key factor for this European softness? I think you named a couple in the prepared remarks. And then secondly, how prolonged do you think the softness in Europe extends to?

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Yeah. It's been a much more challenging market. I think the key drivers are obviously consumer confidence. You've had longer pressures on energy costs. I think that when you look at the fenestration markets in Europe, they're more tied to economic and governmental incentives than probably what we see in the US. So with a lot of -- this being an election year in most companies, a lot of consumers are on hold to say, why would I invest in buying something when I don't know what the end result will be for any economic incentives or passive housing regulations?

So I think the consumer in Europe has been just a little more on hold and much more conservative with their spending than we've seen in the US. And that has definitely driven softness. And then you couple that with some of the higher inflation, you obviously got a war that's in their backyard. And so that's driving some pressure on energy costs still. And there's just a lot more uncertainty than we see here in the US. In terms of when I think we'll see improvement, I think it will lag. And it's probably early to mid-2025.

Now, I will tell you, and we don't have any of this baked into our guidance, but there has been a little more optimism, or at least signs of our first signs of optimism in the UK market than we've seen in a long time. And there's actually been some discussion of maybe the Bank of England starting to ramp down some of the interest rates, maybe even sooner than the Federal Reserve. So that could potentially be some upside. But I think we've still got a way to go here.

Julio Romero - Sidoti & Company, LLC - Analyst

Got it. That's very helpful. And then, turning to some of your third quarter outlook, you expect EU sales to be up in the third quarter sequentially, 4% to 6%, I believe you said, versus the second quarter. And while I know you gave us the consolidated margin outlook of flat to down, can you maybe talk to how you expect the European margins to trend in the third quarter relative to 2Q?

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

I'd say based on the seasonality of our business, actually, those margins in Europe should hold up nicely, if not improve quarter-over-quarter.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

Julio Romero - Sidoti & Company, LLC - Analyst

Okay, helpful. And then, just the last one for me is, thanks for the good color on the outlook. Can you maybe speak to the free cash flow outlook for the year? And if that's still unchanged from your previous outlook?

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

I'd say for the most part, it's unchanged. I mean, obviously, there are some transaction and advisory fees that we're paying throughout this process with timing that'll impact some free cash flow, but we're still comfortable.

Julio Romero - Sidoti & Company, LLC - Analyst

And that would be with 85 to 90, or am I wrong about that?

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

I think that was right.

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Yeah.

Julio Romero - Sidoti & Company, LLC - Analyst

Okay. Thanks very much, guys. Appreciate it.

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

Yeah. Thank you.

Operator

Adam Thalhimer, Thompson Davis.

Adam Thalhimer - Thompson, Davis & Co, Inc. - Analyst

Scott, can you pick up there on the transaction fees, how should we model those going forward? And then also SG&A, you had really good control there. Ex the transaction fees in Q2, how do you expect those to trend?

Scott Zuehlke - Quanex Building Products Corp - Senior Vice President, Chief Financial Officer, Treasurer

Yeah. I mean, what you're going to see is we'll continue to adjust the transaction fees out. There's a segment data table that has that information. And then outside of that SG&A, we guided to earlier this year. I'll have to find it. Give me a second. $128 million to $130 million is what we guided to for SG&A. That's the same. I mean, again, we'll adjust out the transaction fee. So it's hard to give you an estimate on what they're going to be throughout the year, but we'll adjust them out.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

Adam Thalhimer - Thompson, Davis & Co, Inc. - Analyst

Okay. I won't even try. And then, George, I was a little curious, you said signs of optimism for both R&R and new construction. I would say in our shop, we're probably a little bit more bullish on new construction than R&R. Just hoping you could parse the outlook there a little bit?

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Yeah. I think if you would have to compare the two, I think new construction will lead, but because of some of the -- just the timing of new construction, I think you will see a lot of people that won't go all in on new construction and that the kitchen and the bathroom spaces will become, again a positive trend. And that's where you see a majority of the rentals when you get it.

And as existing homes start to churn with the lower interest rate drops, that will spur on R&R. We know that that will happen. So again, that's probably a little more predicated on the Fed dropping rates than new construction. So I would agree with your comment that we would be, when comparing the two, more bullish on new construction, but think R&R will be there as well, especially when the Fed makes a move downward.

Adam Thalhimer - Thompson, Davis & Co, Inc. - Analyst

Okay. And lastly, I wanted to follow up on Steven's first question, along those lines. Is there anything interesting on the R&D side or new product development that could drive a little bit of margin improvement ex-macro?

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Obviously, any organic R&D initiative takes a little time, but we are actively working. And I will tell you there's some -- we've been really pleased on the mixing side of our business and some new compounds where they were developing in conjunction with our spacer business. I think we continue to work and look at -- there's a new screen product that we're looking to bring potentially to market here on a security screen.

So it's too early to give a lot of details and predict, but we're pretty excited. Again, these are seeds that we planted a few years ago as part of our acquisition of the LMI. And those things are starting to come to fruition, and we're really pleased about it. And I think that's why you're starting to see a little more spend for us in R&D and on the CapEx side of our business.

Adam Thalhimer - Thompson, Davis & Co, Inc. - Analyst

Great. Thanks, guys.

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

Thank you.

Operator

And I'm showing no further questions. I would now like to hand the call back to George Wilson for closing remarks.

JUNE 07, 2024 / 3:00PM, NX.N - Q2 2024 Quanex Building Products Corp Earnings Call

George Wilson - Quanex Building Products Corp - Chairman of the Board, President, Chief Executive Officer

I'd like to thank everyone for joining today and we look forward to continuing to deliver value for our shareholders and are very excited about the future of Quanex. Thank you.

Operator

This concludes today’s conference. Thank you for participating. You may now disconnect.

Forward Looking Statements

This communication contains certain “forward-looking statements”. These statements are based on the current expectations of the management of Quanex and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements include statements relating to Quanex’s proposed acquisition of Tyman plc (the “Acquisition”). Forward-looking statements include statements typically containing words such as “will”, “may”, “should”, “believe”, “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import and including statements relating to future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects and business and management strategies and the expansion and growth of the operations of the combined company. Although Quanex believes that the expectations reflected in such forward-looking statements are reasonable, Quanex can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward looking statements. These factors include: the possibility that the Transaction will not be completed on a timely basis or at all, whether due to the failure to satisfy the conditions of the Transaction (including approvals or clearances from regulatory and other agencies and bodies) or otherwise, general business and economic conditions globally, industry trends, competition, changes in government and other regulation, changes in political and economic stability, disruptions in business operations due to reorganization activities, interest rate and currency fluctuations, the inability of the combined company to realize successfully any anticipated synergy benefits when (and if) the Transaction is implemented, the inability of the combined company to integrate successfully Quanex’s and Tyman’s operations when (and if) the Transaction is implemented and the combined company incurring and/or experiencing unanticipated costs and/or delays or difficulties relating to the Transaction when (and if) it is implemented. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2024 (the “Proxy Statement”) and Quanex’s most recent reports on Form 10-K and Form 10-Q, the contents of which are not incorporated by reference into, nor do they form part of, this communication.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, as well as uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication . All subsequent oral or written forward-looking statements attributable to Quanex, Tyman or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither of Quanex or Tyman undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law, regulation or stock exchange rules.

Important Additional Information will be Filed with the SEC

In connection with the Acquisition, Quanex filed the Proxy Statement with the SEC. Before making any voting decision, Quanex’s stockholders are urged to read the Proxy Statement and other relevant documents filed or to be filed with the SEC in connection with the Acquisition or incorporated by reference in the Proxy Statement carefully and in their entirety because they contain important information about the Acquisition and the share issuance proposal. Quanex’s stockholders and investors will be able to obtain, without charge, a copy of the Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov or directing a written request to Quanex (Attention: Investor Relations), at 945 Bunker Hill Road, Suite 900, Houston, Texas 77024 or from Quanex’s website at https://investors.quanex.com.

No Offer or Solicitation

The information contained in this communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States or in any other jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the Acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. The Acquisition will be made solely by means of the scheme document to be published by Tyman in due course, or (if applicable) pursuant to an offer document to be published by Quanex, which (as applicable) would contain the full terms and conditions of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in such document(s) and the Proxy Statement. If, in the future, Quanex ultimately seeks to implement the Acquisition by way of a takeover offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, that offer will be made in compliance with applicable US laws and regulations.

This communication does not constitute a prospectus or a prospectus exempted document.

Participants in the Solicitation

Quanex and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the stockholders of Quanex in respect of the Acquisition, including the share issuance proposal. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Quanex in connection with the Acquisition, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Proxy Statement. Additional information regarding Quanex’s directors and executive officers is contained in Quanex’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and its annual meeting proxy statement on Schedule 14A, dated January 25, 2024, which are filed with the SEC.

UK Takeover Code: Profit Forecast

UK Takeover Code

The acquisition of Tyman referred to in this communication (the “Acquisition”) is governed by the UK's City Code on Takeovers and Mergers (the “UK Takeover Code”). In accordance with the rules of the UK Takeover Code, Quanex is required to publish certain confirmations in connection with certain information set out in this communication. These confirmations are set out below.

Quanex Profit Forecast

The following statements in this communication (the “Quanex Profit Forecast”) constitutes an ordinary course profit forecast for the purposes of Rule 28.1(a) and Note 2(b) on Rule 28.1 of the UK Takeover Code:

“Considering these factors, along with the feedback received from our customers and our proven ability to manage controllable variables, we feel confident in reaffirming our full-year guidance, and we continue to expect another year of strong results from Quanex performance.

As referenced in the earnings release, based on year-to-date results, conversations with our customers, recent demand trends and the latest macro data, we are reaffirming Net Sales guidance of approximately US$1.1 billion and Adjusted EBITDA guidance of US$145 to US$150 million for fiscal 2024.

From a cadence perspective, for the third quarter of this year versus the second quarter of this year, we expect revenue to be up 4-6% on a consolidated basis. By segment for the third quarter of this year compared to the second quarter of this year, we expect revenue to be up 6-8% in our North American Fenestration segment, up 4-6% in our European Fenestration segment and down 1-3% in our North American Cabinet Components segment. On a consolidated basis, Adjusted EBITDA margin is expected to be flat in the third quarter of 2024, again compared to the second quarter of this year.”

Basis of preparation

The Quanex Profit Forecast has been prepared on a basis consistent with Quanex’s accounting policies, as set out in the paragraph entitled “Non-GAAP Terminology Definitions and Disclaimers” in the earnings release issued on June 6, 2024.

The Quanex Profit Forecast excludes any transaction costs applicable to the Acquisition or any other associated accounting impacts as a direct result of the Acquisition.

Assumptions

The Quanex Profit Forecast is based on the assumptions listed below, any of which could turn out to be incorrect and therefore affect the validity of the Quanex Profit Forecast.

●	There are no material changes to the prevailing macroeconomic or political conditions in the markets and regions in which the Quanex group operates.

●	There will be no material changes to the conditions of the markets and regions in which the Quanex group operates or in relation to customer sales volume or product mix or the behaviour of competitors in those markets and regions.

●	There are no material changes to the Quanex group’s cost base throughout the fiscal year.

●	There will be no material changes in foreign exchange rates that will have a significant impact on the Quanex group’s revenue or cost base.

●	The interest, inflation and tax rates in the markets and regions in which the Quanex group operates will remain materially unchanged from the prevailing rates.

●	There will be no business disruptions that materially affect the Quanex group or its key customers, including natural disasters, acts of terrorism, cyber-attack and/or technological issues or supply chain disruptions.

●	There will be no material changes in legislation or regulatory requirements impacting on the Quanex group’s operations or on its accounting policies.

●	There will be no material litigation in relation to any of the Quanex group’s operations.

●	The Acquisition will not result in any material changes to the Quanex group’s obligations to customers.

●	The Acquisition will not have any material impact on the Quanex group’s ability to negotiate new business.

●	There will be no material change to the present executive management of the Quanex group.

●	There will be no material change in the operational strategy of the Quanex group.

●	There will be no material acquisitions or disposals in the relevant period.

●	There will be no material strategic investments in the relevant period.

●	There will be no material change in the dividend or capital policies of the Quanex group.

●	The Quanex Profit Forecast does not include any impact on the Quanex group of the Acquisition.

Other important factors and information are contained in Quanex’s most recent Annual Report on Form 10-K, including the risks summarised in the section entitled “Risk Factors”, Quanex’s most recent Quarterly Report on Form 10-Q, and Quanex’s other periodic filings with the SEC and available at https://investors.quanex.com/.

Quanex Directors’ confirmation

With the consent of Tyman, the UK's Panel on Takeovers and Mergers has granted a dispensation from the UK Takeover Code requirement for Quanex’s reporting accountants and financial advisers to prepare reports in respect of the Quanex Profit Forecast.

The Quanex Directors have considered the Quanex Profit Forecast and confirm that it has been properly compiled on the basis of the assumptions set out in this communication and that the basis of the accounting used is consistent with Quanex’s accounting policies.

No Profit Forecasts or Estimates

The Quanex Profit Forecast is a profit forecast for the purposes of Rule 28 of the UK Takeover Code.

Other than in respect of the Quanex Profit Forecast, no statement in this communication is intended as, or is to be construed as, a profit forecast or profit estimate for any period and no statement in this communication should be interpreted to mean that earnings or earnings per unit of common stock for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per unit of common stock.

For the purposes of Rule 28 of the UK Takeover Code, the Quanex Profit Forecast contained in this communication is the responsibility of Quanex and the Quanex Directors.

Publication on Website

A copy of this communication will be made available on Quanex’s website at https://www.roadto2b.com/. Neither the contents of that website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this communication.